Registration No. 333-_______

As filed with the United States Securities and Exchange Commission on May 29, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

__________________

BANK MUTUAL CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	39-2004336
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
4949 West Brown Deer Road Milwaukee, Wisconsin (Address of Principal Executive Offices)	53223 (Zip Code)

__________________

BANK MUTUAL CORPORATION

2014 Incentive COMPENSATION plan

(Full title of the plan)

___________________

MICHAEL W. DOSLAND Senior Vice President and Chief Financial Officer Bank Mutual Corporation 4949 West Brown Deer Road Milwaukee, Wisconsin 53223	Copy to: kenneth v. hallett Quarles & Brady LLP 411 East Wisconsin Avenue Milwaukee, Wisconsin 53202
(Name and address of agent for service) (414) 354-1500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	3,000,000 shares	$ (2)	$18,041,663 (2)	$2,323.77

(1)	The Bank Mutual Corporation 2014 Incentive Compensation Plan (the “2014 Plan”) provides by its terms for the issuance of up to 3,000,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”). The 2014 Plan provides for possible adjustment of the number and/or price of shares subject to outstanding awards, in the event of certain capital or other changes affecting the Common Stock. Thus, in addition to the above stated 3,000,000 shares, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of shares of Common Stock that may become subject to the 2014 Plan by means of any such adjustment.

(2)	Pursuant to Rule 457(h), estimated solely for the purpose of computing the registration fee, based upon the $5.8936 weighted average per share exercise price for 27,500 options outstanding under the 2014 Plan, and $6.015 as the average of the high and low sales prices of the Registrant’s Common Stock on The NASDAQ Global Select Market on May 28, 2014, for the 2,972,500 balance of shares issuable under the 2014 Plan.

PART I

 Information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to 2014 Plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Commission by Bank Mutual Corporation (the “Registrant”) (Commission File No. 000-31207) pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

(b)	The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

(c)	The Registrant’s Current Reports on Form 8-K dated February 20, 2014, and May 7, 2014; and

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, as amended, dated October 29, 2003, and any amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 6.  Indemnification of Directors and Officers.

The Registrant is incorporated under the Wisconsin Business Corporation Law (“WBCL”). Under Section 180.0851(1) of the WBCL, the Registrant is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of the Registrant. In all other cases, the Registrant is required by Section 180.0851(2) of the WBCL to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was an officer or director of the Registrant, unless it is determined that he or she breached or failed to perform a duty owed to the Registrant and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Registrant’s articles of incorporation, bylaws, a written agreement or a resolution of the Board of Directors or shareholders.

Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.

Under Section 180.0833 of the WBCL, directors of the Registrant against whom claims are asserted with respect to the declaration of an improper dividend or other distribution to shareholders to which they assented are entitled to contribution from other directors who assented to such distribution and from shareholders who knowingly accepted the improper distribution, as provided therein.

The Registrant’s Bylaws contain provisions that generally parallel the indemnification provisions of the WBCL, make mandatory certain of the permissive indemnities and cover certain procedural matters not dealt with in the WBCL. The Registrant’s directors and officers are also covered by insurance policies indemnifying them (subject to certain limits and exclusions) against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended, which might be incurred by them in such capacities and against which they cannot be indemnified by the Registrant.

The 2014 Plan provides that neither the board nor any individual director, or other individual acting on its behalf, will be liable for any good faith determination, act or omission in connection with the 2014 Plan, and each shall be entitled to indemnification by the Registrant for losses arising or resulting therefrom.

Item 8.  Exhibits.

See the Exhibit Index following the Signatures page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

 Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

. . .

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

. . .

(h)  Reference is made to the indemnification provisions described in Item 6 of this Registration Statement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on May 29, 2014.

Bank Mutual Corporation
(Registrant)

By: /s/ Michael W. Dosland
Michael W. Dosland
Senior Vice President, Chief Financial Officer

__________________

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David A. Baumgarten, Michael W. Dosland, and Richard L. Schroeder, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

____________________

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.*

Name	Capacity

/s/ David A. Baumgarten	President and Chief Executive Officer,
David A. Baumgarten	Director (principal executive officer)

/s/ Michael W. Dosland	Senior Vice President and Chief Financial
Michael W. Dosland	Officer (principal financial officer)

/s/ Richard L. Schroeder	Vice President—Controller (principal
Richard L. Schroeder	accounting officer)

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/s/ David C. Boerke	Director
David C. Boerke

/s/ Richard A. Brown	Director
Richard A. Brown

/s/ Thomas A. Buestrin	Director
Thomas A. Buestrin

/s/ Michael T. Crowley, Jr.	Director
Michael T. Crowley, Jr.

/s/ Mark C. Herr	Director
Mark C. Herr

/s/ Lisa A. Mauer	Director
Lisa A. Mauer

/s/ William J. Mielke	Director
William J. Mielke

/s/ Robert B. Olson	Director
Robert B. Olson

/s/ J. Gus Swoboda	Director
J. Gus Swoboda

*Each of these signatures is affixed as of May 29, 2014.

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Bank Mutual Corporation

(the “Registrant”)

(Commission File No. 000-31207)

EXHIBIT INDEX

TO

FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description	Incorporated Herein by Reference To	Filed Herewith

4.1	Restated Articles of Incorporation, as last amended May 29, 2003, of Registrant	Exhibit 3(i) to the Registrant’s Registration Statement on Form S-1, Registration Number 333-105685
4.2	Bylaws, as last amended May 7, 2007, of Registrant	Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated May 7, 2007.
4.3	Bank Mutual Corporation 2014 Incentive Compensation Plan	Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.
5	Opinion of Quarles & Brady LLP		X
23.1	Consent of Deloitte & Touche LLP		X
23.2	Consent of Quarles & Brady LLP		Contained in Opinion filed as Exhibit 5
24	Powers of Attorney		Contained in Signatures page to this Registration Statement

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